Contact:	Barbara B. Lucas Senior Vice President Public Affairs 410-716-2980 Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979

FOR IMMEDIATE RELEASE: Tuesday, April 12, 2005

Subject:       Black & Decker Increases EPS Guidance for First Quarter and Full Year 2005

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that, due to continuing strong sales, especially in its North American Power Tools and Accessories business, the Corporation expects to report 15% sales growth for the first quarter of 2005, excluding currency translation and acquisitions. Including currency translation and acquisitions, it expects to report sales growth of 39%.

        As a result, the Corporation expects that first-quarter diluted earnings per share from continuing operations will be in the range of $1.33-to-$1.35, excluding the favorable impact of an insurance settlement. This represents an increase from previous guidance of $1.05-to-$1.10 and versus $0.93 in the first quarter of 2004. The Corporation expects that the increase in earnings guidance for the first quarter will increase full-year results by a similar amount, and is comfortable with securities analysts’ mean EPS estimate of $1.67 for the second quarter.

        As indicated above, the Corporation received a cash payment of approximately $55 million in March resulting from settlement of environmental and product liability coverage litigation with an insurer. The positive impact of this settlement on first-quarter diluted earnings per share will be approximately $0.43. Including the insurance settlement, the Corporation expects first-quarter diluted earnings per share from continuing operations to be in the range of $1.76-to-$1.78.

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        The Corporation will discuss the outlook for the remainder of 2005 in further detail during a conference call on Thursday, April 28, 2005, following the release of its first-quarter 2005 results. The call is scheduled to begin at 10:00 a.m., E.T., and will be webcast “live” over the Internet. Investors can listen to the call by visiting http://www.bdk.com and clicking on the icon labeled “Live Webcast.” It is recommended that listeners log-in at least ten minutes prior to the beginning of the call to ensure timely access. A webcast replay of the conference call will be available at http://www.bdk.com.

        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Forward-Looking Statements” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The Corporation believes that these non-GAAP financial measures are appropriate to enhance the understanding of its past performance as well as prospects for its future performance. The reference in this press release to an expected 15% sales growth for the first quarter of 2005 excludes expected increases of 22% from acquisitions and 2% from currency translation.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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